Exhibit 10.1

Cascade Microtech, Inc. Executive Incentive Plan

for the Six-Month Period Ending June 30, 2011

Executive Officer Participants

Michael Burger	President and Chief Executive Officer
Steve Harris	Executive Vice President
Jeff Killian	Vice President, Finance and Chief Financial Officer
Steve Mahon	Vice President, Operations
Paul O’Mara	Vice President, Sales and Customer Support
Ellen Raim	Vice President, Human Resources
Eric Strid	Chief Technology Officer

Performance Criteria

Target payouts for the participants will be based on a percentage of their base salaries, with the amount of the payout determined based on attainment of planned levels of revenue and adjusted income from operations, with 50 percent of the payout, if any, based on revenue performance and 50 percent based on adjusted income from operations performance. Adjusted income from operations will be calculated based on income from operations excluding unallocated corporate expenses and may be adjusted to exclude certain unusual items, which may include, but are not limited to gains or losses resulting from one-time events, including the write-off or impairment of assets, the gain or loss on the sale of assets or property, severance charges, restructuring expenses, and other extraordinary transactions or events.

Payout

Regarding the revenue portion, there is no payout if performance is below 80% of the target. The payout will be 80% of the target payout at 80% of target revenue increasing to a maximum of 200% of the target payout at 200% of target revenue, with amounts in between determined based on a linear function. Regarding the adjusted income from operations portion, the payout shall be determined based on a linear function with a payout of 1% of the target payout at 1% of target adjusted income from operations with a maximum payout of 100% of the target payout at 100% of target adjusted income from operations. The total payout, if any, may be increased by up to 10% based upon the individual’s achievement of their goals. Any incentive payout may be limited by a profitability threshold that aligns the incentive payouts with the profitability of the Company.